Fund Participation Agreement
                          ----------------------------


         This Agreement is entered into as of the 1st day of September, 1999, by and among American Enterprise Life Insurance Company ("Insurer"), a life insurance company organized under the laws of the State of Indiana, American Express Financial Advisors Inc. a Delaware corporation ("Contract Distributor"), LAZARD ASSET MANAGEMENT ("LAM"), a division of Lazard Freres & Co. LLC, a New York limited liability company ("LF & Co."), and LAZARD RETIREMENT SERIES, INC. ("Fund"), a Maryland corporation (collectively, the "Parties").

                                   ARTICLE I.
                                   DEGINITIONS

         The following terms used in this Agreement shall have the meanings set out below:

1.1.     "Act" shall mean the Investment Company Act of 1940, as amended.

1.2.     "Board"   shall  mean  the  Fund's  Board  of   Directors   having  the
         responsibility for management and control of Fund.

1.3. "Business Day" shall mean any day for which Fund calculates net asset value per share as described in a Portfolio Prospectus.

1.4.     "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.5.     "Commission" shall mean the Securities and Exchange Commission.

1.6. "Contract" shall mean a variable annuity or variable life insurance contract that uses a Portfolio of Fund as an underlying investment medium and that is named on Schedule 1 hereto, as the Parties may amend in writing from time to time by mutual agreement ("Schedule 1").

1.7. "Contract Prospectus" shall mean the prospectus and, if applicable, statement of additional information, as currently in effect with the Commission, with respect to the Contracts, including any supplements or amendments thereto. All references to "Contract Prospectus" shall be deemed to also include all offering documents and other materials relating to any Contract that is not registered under the Securities Act of 1933, as amended ("1933").

1.8. "Contractholder" shall mean any person that is a party to a Contract with a Participating Company. Individuals who participate under a group Contract are "Participants."

1.9. "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of Fund, as defined by the Act.

1.10.    "General Account" shall mean the general account of Insurer.

1.11. "Participating Company" shall mean any insurance company, including Insurer, that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with Fund for the purpose of making Fund shares available to serve as the underlying investment medium for Contracts.

1.12.    "Portfolio" shall mean each series of Fund named on Schedule 1.

1.13. "Portfolio Prospectus" shall mean the prospectus and statement of additional information, as currently in effect with ' the Commission, with respect to the Portfolios, including any supplements or amendments thereto.

1.14. "Separate Account" shall mean a separate account duly established by Insurer in accordance with the laws of the State of Indiana and named on Schedule 1.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

2.1.     Insurer represents and warrants that:

           (a) it is an insurance company duly organized and in good standing under Indiana law;

           (b)    it has legally and validly established and shall maintain each
                  Separate   Account   pursuant  to  the   insurance   laws  and
                  regulations of the State of Indiana;

           (c) it has registered or shall register and shall maintain the registration of each Separate Account as a unit investment trust under the Act, to the extent required by the Act, to serve as a segregated investment account for the Contracts;

           (d) each Separate Account is and at all times shall be eligible to invest in shares of Fund without such investment disqualifying Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts and/or variable life insurance contracts;

           (e) each Separate Account is and at all times shall be a "segregated asset account," and interests in each Separate Account that are offered to the public shall be issued exclusively through the purchase of a Contract that is and at all times shall be a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Insurer agrees to notify Fund and LAM immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

           (f) the Contracts are intended to be treated as life insurance endowment or annuity contracts under applicable provisions of the Code, and it shall make every effort to maintain such treatment and shall notify Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

           (g) all of its employees and agents who deal with the money and/or securities of Fund are and at all times shall be covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by Rule l7g-1 of the Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.2. Insurer and Distributor represent and warrant that (a) units of interest in each Separate Account available hrough the purchase of Contracts are or shall be registered under the 1933 Act, to the extent required thereby; (b) the Contracts shall be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with applicable state insurance law requirements. Insurer agrees to inform Fund promptly of any investment restrictions imposed by state insurance law and applicable to Fund of which it becomes aware.

2.3. Distributor represents and warrants that it is and at all times shall be: (a) registered with the Commission as a broker-dealer, (b) a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); and (c) a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

2.4.     Fund represents and warrants that:

           (a) it is and shall remain registered with the Commission as an open-end, management investment company under the Act to the extent required thereby;

           (b) its shares are registered under the 1933 Act to the extent required thereby;

           (c) it possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for it to operate and offer its shares as an underlying investment medium for the Contracts;

           (d) each Portfolio is qualified as a regulated investment company under Subchapter M of the Code, it shall make every effort to maintain such qualification, and it shall notify Insurer immediately upon having a reasonable basis for believing that any Portfolio invested in by the Separate Account has ceased to so qualify or that it might not so qualify in the future;

           (e) each Portfolio's assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and the regulations thereunder, to the extent applicable. In the event of a breach of this representation and warranty by Fund, it will take all reasonable steps to (i) notify Insurer of such breach; and (ii) adequately diversify Fund so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5. and

           (f) all of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of Fund in an amount not less than that required by Rule 179-1 under the Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company and

           (g) its investment objectives, policies and restrictions comply with applicable state securities laws as they may apply to Fund and it will register and qualify the shares of the Portfolios for sale in accordance with the laws of the various states to the extent deemed advisable by Fund. Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies, objectives and restrictions) complies with the insurance laws and regulations of any state. Fund and LAM agree that they will furnish the information reasonably required by state insurance laws so that the Insurer can obtain the authority needed to issue the Contracts in the various states.

2.5 LAM represents and warrants that LF & Co., the principal underwriter of each Portfolio's shares, that it is and at all times shall be: (a) registered with the Commission as a broker-dealer, (b) a member in good standing of the NASD; and (c) a New York limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York, with full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement. LAM further represents and warrants that it shall sell the shares of the Portfolios to Insurer in compliance in all material respects with all applicable federal and state laws.

                                  ARTICLE III.
                                   FUND SHARES

3.1. Fund agrees to make the shares of each Portfolio available for purchase by Insurer and each Separate Account at net asset value and without sales charge, subject to the terms and conditions of this Agreement. Fund may refuse to sell the shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of such Portfolio.

3.2. Fund agrees that it shall sell shares of the Portfolios only to persons eligible to invest in the Portfolios in accordance with Section 817(h) of the Code and the regulations thereunder, to the extent such Section and regulations are applicable.

3.3. Except as noted in this Article III, Fund and Insurer agree that orders and related payments to purchase and redeem Portfolio shares shall be processed in the manner set out in Schedule 2 hereto, as the Parties may amend in writing from time to time by mutual agreement.

3.4. Fund shall confirm in writing each purchase or redemption order made by Insurer. Transfer of Portfolio shares shall be by book entry only. No share certificates shall be issued to Insurer. Shares ordered from Fund shall be recorded in an appropriate title for Insurer, on behalf of each Separate or General Account.

3.5. Fund shall promptly notify Insurer (on the same day by wire or telephone, followed by written confirmation) of the amount of dividend and capital gain, if any, per share of each Portfolio to which Insurer is entitled. Insurer hereby elects to reinvest all dividends and capital gains of any Portfolio in additional shares of that Portfolio at the applicable net asset value, until Insurer otherwise notifies Fund in writing. Insurer reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.


                                   ARTICLE IV.
                             STATEMENTS AND REPORTS

4.1. Fund shall provide Insurer with monthly statements of account by the fifteenth (15th) Business Day of the following month.

4.2. At least annually, Fund or its designee shall provide Insurer, free of charge, with as many Portfolio Prospectuses as Insurer may reasonably request for distribution by Insurer to existing Contractholders and Participants that have invested in that Portfolio. Fund or its designee shall provide Insurer, at Insurer's expense, with as many Portfolio Prospectuses as Insurer may reasonably request for distribution by Insurer to prospective purchasers of Contracts. If requested by Insurer in lieu thereof, Fund or its designee shall provide such documentation (including a "camera ready" copy of each Portfolio Prospectus as set in type or, at the request of Insurer, as a diskette in the form sent to the financial printer or other medium agreed to by the parties) and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or amended) to have the Portfolio Prospectuses printed.

4.3. Fund shall provide Insurer with copies of each Portfolio's notices, periodic reports and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurer may reasonably request for distribution by Insurer to each Contractholder and Participant that has invested in that Portfolio. Fund, at its expense, either shall

           (a) distribute its proxy materials directly to the appropriate Contract owners, or

           (b) provide Insurer or its mailing agent with copies of its proxy materials in such quantity as Insurer will reasonably require and Insurer will distribute the materials to existing Contract owners and will bill Fund for the reasonable cost of such distribution. Fund will bear the cost of tabulation of proxy votes.

4.4. Fund shall provide to Insurer at least one complete copy of all registration statements, Portfolio Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.5. Insurer shall provide to Fund at least one copy of all registration statements, Contract Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or a Separate Account, contemporaneously with the filing of such document with the Commission or the NASD.


                                   ARTICLE V.
                                    EXPENSES

5.1. Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.


                                   ARTICLE VI.
                                EXEMPTIVE RELIEF

6.1. Insurer acknowledges that it has reviewed a copy of Fund's mixed and shared funding exemptive order ("Order") and, in particular, has reviewed the conditions to the relief set forth in the related notice ("Notice"). As required by the conditions set forth in the Notice, Insurer shall report any potential or existing conflicts of which it is aware promptly to the Board. In addition, Insurer shall be responsible for assisting the Board in carrying out its responsibilities under the Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised, including, without limitation, information whenever Contract voting instructions are disregarded. Insurer, at least annually, shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurer agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2. If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurer is a Participating Insurance Company for whom the conflict is relevant, Insurer shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

           (a) Withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance contract owners) that votes in favor of such segregation; and/or

           (b) Establishing a new registered management investment company or managed separate account.

6.3. If a material irreconcilable conflict arises as a result of a decision by Insurer to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in Fund, Insurer may be required, at the Board's election, to withdraw the investments of its Separate Accounts in Fund provided, however, that such withdrawal shall be limited to the extent required by the foregoing irreconcilable material conflict as determined by a majority of the disinterested directors of the Board. No charge or penalty shall be imposed as a result of such withdrawal.

6.4. For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict. In no event shall Fund or LAM or any other investment adviser of Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurer shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict.

6.5. No action by Insurer taken or omitted, and no action by the Separate Account or Fund taken or omitted as a result of any act or failure to act by Insurer pursuant to this Article VI shall relieve Insurer of its obligations under or otherwise affect the operation of Article V.

                                  ARTICLE VII.
                              VOTING OF FUND SHARES

7.1. Insurer shall provide pass-through voting privileges to all Contractholders or Participants as long as and to the extent that the Commission continues to interpret the Act as requiring pass-through voting privileges for Contractholders or Participants. Accordingly, Insurer, where applicable, shall vote shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders or Participants. Insurer shall be responsible for assuring that the Separate Account calculates voting privileges in a manner consistent with other Participating Companies. Insurer shall vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions.


7.2. If and to the extent Rule 6e-2 and Rule 6e-3(T) under the Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

                                  ARTICLE VIII.
                                    MARKETING

8.1. Fund or LF & Co. shall periodically furnish Insurer with Portfolio Prospectuses and sales literature or other promotional materials for each Portfolio, in quantities as Insurer may reasonably request for distribution to prospective purchasers of Contract. Expenses for the printing and distribution of such documents shall be borne by Insurer.

8.2. Insurer shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. Insurer shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3. Insurer shall furnish, or shall cause to be furnished, to Fund, each piece of sales literature or other promotional material in which Fund, LAM, LF & Co., Fund's administrator is named, at least fifteen (15) Business Days prior to its use. No such material shall be used unless Fund or its designee approves such material. Such approval (if given) or any disapproval must be in writing. Fund shall use all reasonable efforts to respond within ten (10) days of receipt of such material.

8.4. Insurer shall not give any information or make any representations or statements on behalf of Fund, LAM, LF & Co., or concerning Fund or any Portfolio in connection with the sale of the Contracts other than the information or representations contained in the registration statement or a Portfolio Prospectus, as the same may be amended or supplemented from time to time, or in reports or proxy statements for each Portfolio, or in sales literature or other promotional material approved by Fund. Nothing in this Section 8.4 shall be construed as preventing Insurer or its employees or agents from giving advice on investment in the Fund.

8.5. Fund shall furnish, or shall cause to be furnished, to Insurer, each piece of the Fund's sales literature or other promotional material in which Insurer or a Separate Account is named, at least fifteen (15) Business Days prior to its use. No such material shall be used unless Insurer approves such material. Such approval (if given) or any disapproval must be in writing. Insurer shall use all reasonable efforts to respond within ten days of receipt of such material.

8.6. Fund shall not, in connection with the sale of Portfolio shares, give any information or make any representations or statements on behalf of Insurer or concerning Insurer, a Separate Account, or the Contracts other than the information or representations contained in a registration statement for the Contracts or the Contract Prospectus, as the same may be amended or supplemented from time to time, or in published reports for each Separate Account that are in the public domain or approved by Insurer for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurer.

8.7. For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media, e.g. on-line networks such as the Internet or other electronic messages), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of the NASD, the Act or the 1933 Act.

8.8. Fund and LAM hereby consent to Insurer's use of the name Lazard or its logo in connection with marketing the Contracts, subject to the terms of Sections 8.3 and 8.4 of this Agreement. Such consent shall terminate with the termination of this Agreement.

ARTICLE IX.
                                 INDEMNEFICATION

9.1. Insurer and Distributor each agree to indemnify and hold harmless Fund, LAM, any sub-investment adviser of a Portfolio, and their affiliates, and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act each of their respective directors, trustees, general members, officers, employees, agents and (collectively, the "Indemnified Parties" for purposes of this Section), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, "Losses") for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect to thereof):

           (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (collectively "materially untrue statement") contained in any registration statement, Contract Prospectus, Contract, or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, "Account documents"), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (collectively "material omission");

           (b) arise out of or are based upon any materially untrue statement or material omission made in any registration statement, Portfolio Prospectus, or sales literature or other promotional material relating to Fund or a Portfolio (collectively, "Portfolio documents"), provided such statement or omission was made in reliance upon and in conformity with information provided in writing to Fund by or on behalf of Insurer specifically for use therein;

           (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document on which Insurer or Distributor have reasonably relied) or wrongful conduct of Insurer, Distributor, their respective agents, and persons under their respective control, with respect to the sale and distribution of Contracts or Portfolio shares;

           (d) arise out of any material breach of any representation and/or warranty made by Insurer or Distributor in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurer or Distributor; or

           (e) arise out of Insurer's incorrect calculation and/or untimely reporting of net purchase or redemption orders.

         Insurer and Distributor shall reimburse any Indemnified Party in connection with investigating or defending any Loss (or actions in respect to thereof); provided, however, that with respect to clause (a) above neither Insurer nor Distributor shall be liable in any such case to the extent that any Loss arises out of or is based upon any materially untrue statement or material omission made in any Account documents, which statement or omission was made in reliance upon and in conformity with written information furnished to Insurer by or on behalf of Fund specifically for use therein. This indemnity agreement shall be in addition to any liability that Insurer or Distributor may otherwise have. In no event shall Insurer or Distributor be liable for any consequential, incidental, special or indirect damages resulting to Fund or LAM hereunder.

9.2 Fund and LAM each agree to indemnify and hold harmless Insurer and Distributor and each person, if any, who controls Insurer or
         Distributor within the meaning of the 1933 Act and each of their respective directors, trustees, officers, partners, employees, or agents (collectively, "Indemnified Parties" for purposes of this Section) and against any Losses to which they or any Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof):

           (a) arise out of or are based upon any materially untrue statement or any material omission made in any Portfolio document;

           (b) arise out of or are based upon any materially untrue statement or any material omission made in any Account document, provided such statement or omission was made in reliance upon and in conformity with information provided in writing to Insurer by or on behalf of Fund specifically for use therein;

           (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Account document on which Fund or LAM have reasonably relied) or wrongful conduct of Fund, LAM, their respective agents, and persons under their respective control, with respect to the sale of Portfolio Shares; or

           (d) arise out of any material breach of any representation and/or warranty made by Fund or LAM in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund or LAM.

         Fund and LAM shall reimburse any legal or other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending any such Loss; provided, however, that with respect to clause
         (a) above neither Fund nor LAM shall be liable in any such case to the extent that any such Loss arises out of or is based upon a materially untrue statement or material omission made in any Portfolio document, which statement or omission was made in reliance upon and in conformity with written information furnished to Fund by or on behalf of Insurer specifically for use therein. This indemnity agreement shall be in addition to any liability that Fund or LAM may otherwise have. In no event will either Fund or LAM be liable for any consequential, special or indirect damages resulting to Insurer or Distributor.

9.3. Fund and LAM shall indemnify and hold Insurer harmless against any Loss that Insurer may incur, suffer or be required to pay due to Fund's incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio or incorrect or untimely reporting of the same; provided, however, that Fund shall have no obligation to indemnify and hold harmless Insurer if the incorrect calculation or incorrect or untimely reporting was the result of incorrect or untimely information furnished by or on behalf of Insurer or otherwise as a result of or relating to Insurer's breach of this Agreement. In no event shall Fund be liable for any consequential, incidental, special or indirect damages resulting to Insurer hereunder.

9.4. Notwithstanding anything herein to the contrary, in no event shall Fund or LAM be liable to any individual or entity, including without limitation, Insurer, or any Participating Insurance Company or any Contractholder, with respect to any Losses that arise out of or result from:

           (a) a breach of any representation, warranty, and/or covenant made by Insurer hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants;

           (b) the failure by Insurer or any Participating Insurance Company to maintain its separate account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the Act (unless exempt therefrom); or

           (c) the failure by Insurer or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provision of the Code.

9.5 Further, neither Fund nor LAM shall have any liability for any failure or alleged failure to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder if Insurer fails to comply with any of the following clauses, and such failure is shown to have materially contributed to the liability:

           (a) In the event the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of Insurer or, to Insurer's knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Insurer otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure,

                  (i) Insurer shall promptly notify Fund of such assertion or potential claim subject to the confidentiality provisions of
                  Section 13.5 as to any Contract holder;

                  (ii) Insurer shall consult with Fund as to how to minimize any liability that may arise as a result of such failure or alleged failure;

                  (iii) Insurer shall use its best efforts to minimize any liability of Fund or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

                  (iv) Insurer shall permit Fund, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Contractholder or any other claimant regarding any claims that could give rise to liability to Fund or its affiliates as a result of such a failure or alleged failure provided, however, that Insurer shall retain control of the conduct of such conferences, discussions, proceedings, contests or appeals;

                  (v) any written materials to be submitted by Insurer to the IRS, any Contractholder or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.187-5(a)(2)), shall be provided by Insurer to Fund (together with any supporting information or analysis) subject to the confidentiality provisions of Section 13.5 at least ten (10) Business Days prior to the day on which such proposed materials are to be submitted and shall not be submitted by Insurer to any such person without the express written consent of Fund which shall not be unreasonably withheld;

                  (vi) Insurer shall provide Fund or its affiliates and their accounting and legal advisors with such cooperation as Fund shall reasonably request (including, without limitation, by permitting Fund and its accounting and legal advisors to review the relevant books and records of Insurer) in order to facilitate review by Fund or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure; and

                  (vii) Insurer shall not with respect to any claim of the IRS or any Contractholder that would give rise to a claim against Fund or its affiliates compromise or settle any claim, accept any adjustment on audit, or forego any allowable judicial appeals, without the express written consent of Fund or its affiliates, which shall not be unreasonably withheld, provided that Insurer shall not be required to appeal any adverse judicial decision unless Fund or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal and provided further that the costs of any such appeal shall be borne equally by the parties thereto. Should Fund or its affiliates refuse to give written consent to any compromise of settlement of any claim or liability hereunder, Insurer may, in its discretion, authorize Fund or its affiliates to act in the name of Insurer in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals thereof, and in that event Fund or its affiliates shall bear the fees and expenses associated with the conduct of the proceedings that is authorized to control.

9.6 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the
                  indemnifying   party   of
                  the commencement thereof, the indemnifying party shall be entitled to participate therein, at its own expense, and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

      A successor by law of any Party to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX, which shall survive any termination of this Agreement.

9.7 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The number of arbitrators will be three, one of whom will be appointed by Insurer or an affiliate; one of whom will be appointed by the Fund and/or LAM or an affiliate and the third of whom will be selected by mutual agreement, if possible, within 30 days of the section of the second arbitrator and thereafter by the administering authority. The place of arbitration will be Minneapolis, Minnesota. The arbitrators will have no authority to award punitive damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.


                                   ARTICLE X.
                          COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2  This  Agreement  shall  terminate  without  penalty  as  to  one  or  more
      Portfolios:

           (a) At the option of Insurer, Distributor, Fund or LAM at any time from the date hereof upon 90 days' notice, unless a shorter time is agreed to by the Parties;

           (b) At the option of Insurer if it determines that shares of any Portfolio are not reasonably available to meet the requirements of the Contracts. Insurer shall furnish prompt notice of election to terminate and termination shall be effective ten days after receipt of notice unless Fund makes available a sufficient number of shares to meet the requirements of the Contracts within such ten day period;

           (c) At the option of the Insurer or Fund, upon the institution of formal proceedings against the other or their respective affiliates by the Commission, the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Insurer's or Fund's reasonable judgment exercised in good faith, materially impair the other's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurer or Fund, as the case may be, with termination to be effective upon receipt of notice;

           (d) At the option of Insurer or Fund, if either shall determine, in its sole judgment reasonably exercised in good faith, that the other has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Insurer, Fund or LAM, as the case may be. Insurer or Fund shall notify the other in writing of any such determination and its intent to terminate this Agreement, which termination shall be effective on the sixtieth (60th) day following the giving of such notice, provided the determination of Insurer or Fund, as the case may be, continues to apply on that date.

           (e) Upon termination of the Investment Management Agreement between Fund, on behalf of its Portfolios, and LAM or its successors unless Insurer specifically approves the section of a new investment adviser for the Portfolios. Fund shall promptly furnish notice of such termination to Insurer;

           (f) In the event Portfolio shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurer. Termination shall be effective immediately upon such occurrence without notice;

           (g) At the option of Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement. Termination shall be effective upon notice by Fund to Insurer of such termination;

           (h) At the option of Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if Fund reasonably believes that the Contracts may fail to so qualify. Termination shall be effective immediately upon such occurrence or reasonable belief without notice;

           (i) At the option of any Party, upon another's breach of any material provision this Agreement, which breach has not been cured to the satisfaction of the non-breaching Parties within ten days after written notice of such breach is delivered to the breaching Party;

           (j) At the option of Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

           (k) Upon assignment of this Agreement, unless made with the written consent of the non-assigning Parties.

                  Any such termination pursuant to this Article X shall not affect the operation of Articles V or IX of this Agreement. The Parties agree that any termination pursuant to Article VI shall be governed by that Article.


10.3       Notwithstanding any termination of this Agreement pursuant to Section
           10.2 hereof, Fund and LAM shall continue to make available additional Portfolio shares pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or insurer, whichever shall have legal authority to do so, shall be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. The provisions of this Agreement shall remain in effect and thereafter either Fund or Insurer may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other Parties, such notice to be for a period that is reasonable under the circumstances but, if given by Fund, need not be for more than six months.

10.4.      In the event of any termination of this Agreement pursuant to Section
           10.2 hereof, the Parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no shares of a Portfolio beyond six months from the date of termination. Such steps may include, without limitation, substituting other mutual fund shares for those of the affected Portfolio.


                                   ARTICLE XI.
                                   AMENDMENTS

11.1. Any changes in the terms of this Agreement shall be made by agreement in writing by the Parties hereto.

                                  ARTICLE XII.
                                     NOTICE

12.1. Each notice required by this Agreement shall be given be certified mail, return receipt requested or other method agreed to by the parties, to the appropriate Parties at the following addresses:

           Insurer:                 American Enterprise Life Insurance Company
                                    80 South 8th Street
                                    Minneapolis, MN 55402
                                    Attention: James E. Choat
                                               President

           Distributor:             American Express Financial Advisors, Inc.
                                    IDS Tower 10
                                    Minneapolis, MN 55440
                                    Attention: Karl J. Breyer
                                               Corporate Senior Vice President

           With copies to:          Law Department (Unit 52)
                                    IDS Tower 10
                                    Minneapolis, MN 55440

           Fund:                    Lazard Retirement Series, Inc.
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention:  Steven Swain

           LAM:                     Lazard Asset Management
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention: William Butterly

           with copies to:          Stroock & Stroock & Lavan LLP
                                    180 Maiden Lane
                                    New York, New York 10038-4982
                                    Attn:  Stuart H. Coleman, Esq.

           Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                                  ARTICLE XIII
                                  MISCELLANEOUS

13.1. This Agreement has been executed on behalf of the Parties by the undersigned duly authorized officers in their capacities as officers of Insurer, Distributor, LAM, and Fund.

13.2.      If any  provision of the Agreement is held or made invalid by a court
           decision,   statute,  rule,  or  otherwise,  the  remainder  of  this
           Agreement will not be affected thereby.

13.3. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

13.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.5 Fund and LAM acknowledge that the identities of the customers of Insurer or any of its affiliates (collectively the "Protected Parties" for purposes of this Section 13.5), information maintained regarding those customers, and all computer programs and procedures or other information developed or used by the Protected Parties or any of their employees or agents in connection with Insurer's performance of its duties under this Agreement are the valuable property of the Protected Parties, Fund and LAM agree that if they come into possession of any list or compilation of the identities of or other information about the Protected Parties' customers, or any other information or property of the Protected Parties, other than such information as may be independently developed or compiled by Fund or LAM. Fund and LAM will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with Insurer's prior written consent; or (b) as required by law or judicial process. Fund and LAM acknowledge that any breach of the agreements in this Section
           13.5 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by way or temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.


                                  ARTICLE XIV.
                                       LAW

14.1. This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.


                                      American Enterprise Life Insurance Company


                                      By: /s/ James E. Choat
                                          ------------------
Attest:/s/ Mary Ellen Minenko                 James E. Choat
       ----------------------
           Mary Ellen Minenko
                                      American Express Financial Advisors Inc.


                                      By: /s/ James E. Choat
                                          ------------------
Attest:/s/ William A. Statzmann               James E. Choat
       ------------------------
           William A. Statzmann

                                      Lazard Retirement Series, Inc.


                                      By:/s/ James Gralloja
                                         ------------------
                                             James Gralloja
Attest:/s/ Steven Swain
       ----------------
           Steven Swain

                                      Lazard Asset Management, LLC
                                      a division of Lazard Freres & Co., LLC


                                      By: (Signature not legible)

Attest:/s/ Steven Swain
       ----------------
           Steven Swain

                                                                     SCHEDULE 1




Portfolios
----------

Lazard Retirement Global Equity Portfolio
Lazard Retirement International Equity Portfolio



Separate Accounts and Contracts
-------------------------------

American Enterprise  Variable  Annuity  Account
       Contract Form #43431 and state variations thereof
       Contract Form #240180 and state variations thereof

American Enterprise Variable Life Account
       Contract Form #37022 and state variations thereof

                                                                     SCHEDULE 2

                        PORTFOLIO SHARE ORDER PROCESSING
                        --------------------------------

Timely Pricing and Orders
-------------------------

1. Each Business Day, Fund shall use its best efforts to make each Portfolio's closing net asset value per share ("NAV") on that Day available to Insurer by 6:30 p.m. New York time, but in no event later than 7:00 p.m. New York time. Fund shall notify Insurer as soon as possible if it is determined that the net asset value per share will be available after 7:00 p.m. New York time on any Business Day, and Fund and Insurer shall mutually agree upon a final deadline for timely receipt of the NAV on such Business Day.

2. At the end of each Business Day, Insurer shall use the information described above to calculate each Separate Account's unit values for that Day. Using this unit value, Insurer shall process that Day's Contract and Separate Account transactions to determine the net dollar amount of each Portfolio's shares to be purchased or redeemed.

3. Insurer shall use its best efforts to transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. New York time, but in no event later than 10:00 a.m. New York time on the Business Day next following Insurer's receipt of the information relating to such orders in accordance with paragraph 1 above; provided, however, that Fund shall provide additional time to Insurer in the event Fund is unable to meet the 6:30 p.m. deadline stated above. Such additional time shall be equal to the additional time that Fund takes to make the net asset values available to Insurer. In addition, to the extent practicable, Insurer shall use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

Timely Payments
---------------

4. Insurer shall initiate the wire to pay for any net purchase order in Federal Funds to Fund to its designated custodial account by 12:00 noon New York time on the same Business Day its transmits the order to Fund pursuant to paragraph 3 above.

5. Fund shall pay for any net redemption order by wiring the redemption proceeds to Insurer, on the same Business Day as Fund receives notice of the redemption order or, upon notice to Insurer, such longer period as permitted by the Act or the rules, orders or regulations thereunder. In the case of any net redemption order valued at or greater than $1 million, Fund shall wire such amount to Insurer within five days of the order. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio's shares to the purchase of another Portfolio's shares, Fund shall so apply such proceeds the same Business Day that Insurer transmits such order to Fund.

Applicable Price
----------------

6. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Contract transactions at that Portfolio's NAV next determined after Fund or its designated agent receives the orders. For this purpose, Fund hereby appoints Insurer as its agent for the limited purpose of receiving orders for the purchase and redemption of shares of each

     Portfolio for each Separate Account; provided that Fund receives both the notice of the order in accordance with paragraph 3 above and any related purchase payments in accordance with paragraph 4 above.

7. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Insurer's General Account, or that do not relate to Contract transactions, at that Portfolios' NAV next determined after Fund (not Insurer) receives that order and any related purchase payments in accordance with paragraph 4 above.

8. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Contracts funded by registered and unregistered Separate Accounts in the same manner, but only to the extent that Insurer represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio shares placed by Insurer that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account, shall be deemed to constitute such representation and warranty by Insurer unless the order specifically states to the contrary. Otherwise, Fund shall treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for Insurer's General Account. For these purposes, a registered Separate Account is one that is registered under the Act; an unregistered Separate Account is one that is not.

9. Fund shall execute purchase or redemption orders for a Portfolio's shares that do not satisfy the conditions specified in paragraphs 3 and 4 above, as applicable, at the Portfolio's NAV next determined after such conditions have been satisfied and in accordance with paragraphs 6 or 7, whichever applies.

10. If Fund does not receive payment in Federal Funds for any net purchase order in accordance with paragraph 4 above, Insurer shall promptly, upon Fund's request, reimburse fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request.

11. If Fund provides Insurer with materially incorrect net asset value per share information through no fault of Insurer, Insurer, on behalf of the Separate Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share in accordance with Fund's current policies for correcting pricing errors. Any material error in the calculation of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to Insurer.